SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): September 21, 2005

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Tenthgate Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51509	20-2976749
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44050 Ashburn Plaza, Suite 195, Ashburn, Virginia 20147

(Address of Principal Executive Offices)(Zip Code)

(941-359-5930)

(Registrant’s Telephone Number, Including Area Code)

Edmonds 5, Inc.

(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On September 21, 2005, Tenthgate Incorporated issued a press release announcing that TenthGate Incorporated, a medical holding company, signed a strategic alliance agreement with UTEK Corporation (AMEX: UTK; LSE-AIM: UTKA). Under the terms of the 12 month agreement, UTEK shall receive 240,000 shares of the Company’s common stock which vest on a basis of 20,000 shares per month. These shares are valued at $.50 per share as payment for the $120,000 annual fee.

TenthGate Incorporated is a medical holding company that is strategically positioned to acquire, create and implement specialty healthcare, bio-tech products and service solutions designed to enhance effectiveness, viability and well being. On September 1, 2005, the Company changed its name from Edmonds 5, Inc. to Tenthgate Incorporated to reflect its merger with Tenthgate, Inc., a Nevada Corporation. The Company believes that this strategic alliance with UTEK Corporation will enhance its ability to identify life changing, health related technologies for acquisition and development. It is the Company’s plan to focus its technology acquisition efforts in the areas of life sciences, next generation diagnostic tools and unique medical devices.

UTEK® is a leading, market-driven technology transfer company that enables companies to rapidly acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and then finances the acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition to its U2B® model, UTEK offers both large and small capitalization companies the tools to search, analyze and manage university intellectual properties. UTEK has operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Through its strategic alliance agreements, UTEK assists companies in enhancing their new product pipeline with the acquisition of proprietary intellectual capital from universities and laboratory research centers. These strategic alliance agreements are generally cancelable by either party with thirty days written notice.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired:

None

(b) Exhibits
Number	Exhibit
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TENTHGATE INCORPORATED

By:	/s/Tim Novak
Tim Novak, President, CEO, CFO

September 21, 2005